EXHIBIT 99.5

FOR IMMEDIATE RELEASE
October 24, 2007	For more information, contact:
Rick D. Riley, President
(800) 880-5044
PR@citizensinc.com
Citizens, Inc. Announces Termination of Recently Proposed Public Offering of Class A Common Stock
AUSTIN, Texas (October 24, 2007) — Citizens, Inc. (NYSE: CIA) announced today the termination of its proposed public offering of up to 6.5 million shares of Class A common stock through Oppenheimer & Co. Inc. and KeyBanc Capital Markets Inc., pursuant to a preliminary prospectus supplement and an effective shelf registration statement previously filed with the Securities and Exchange Commission, due to unfavorable market conditions. All shares were proposed to be sold by the Company and there were no proposed selling shareholders.
A shelf registration statement relating to these shares was originally filed on June 5, 2007, and has been declared effective. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer, if at all, will be made only by means of a prospectus forming a part of the effective registration statement and an accompanying prospectus supplement.